Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

On December 18, 2013, M/A-COM Technology Solutions Holdings, Inc. (MACOM) completed the acquisition (the Acquisition) of Mindspeed Technologies, Inc. (Mindspeed), a supplier of semiconductor solutions for communications infrastructure applications headquartered in Newport Beach, California.

MACOM completed the Acquisition through a cash tender offer (the Offer) by Micro Merger Sub, Inc. (Merger Sub), a wholly-owned subsidiary of MACOM, for all of the outstanding shares of common stock, par value $0.01 per share, of Mindspeed (Shares) at a purchase price of $5.05 per share, net to the seller in cash, without interest, less any applicable withholding taxes (Offer Price). Immediately following the Offer, Merger Sub merged with and into Mindspeed, with Mindspeed surviving as a wholly-owned subsidiary of MACOM. At the effective time of the merger, each Share not acquired in the Offer (other than shares held by MACOM, Merger Sub and Mindspeed, and shares of restricted stock assumed by MACOM in the merger) was converted into the right to receive the Offer Price. MACOM funded the Mindspeed Acquisition through the use of available cash and borrowings under its revolving credit facility. The aggregate purchase price for the Shares, net of cash acquired, was $232.0 million and MACOM assumed $76.6 million of liabilities of Mindspeed and incurred costs of $4.2 million in connection with the Acquisition.

The following unaudited pro forma condensed combined financial statements (Unaudited Pro Forma Financial Information) are presented to illustrate the effects of the Acquisition on MACOM’s historical financial position and results of operations and has been prepared to illustrate the effect of the Acquisition and has been prepared for informational purposes only. The Unaudited Pro Forma Financial Information is based upon the historical consolidated financial statements and notes thereto of MACOM and Mindspeed and should be read in conjunction with the:

•	historical financial statements and the accompanying notes of MACOM included in MACOM’s Annual Report on Form 10-K for the fiscal year ended September 27, 2013; and

•	historical financial statements and the accompanying notes of Mindspeed included in Mindspeed’s Annual Report on Form 10-K for the fiscal year ended September 27, 2013.

The historical consolidated financial information has been adjusted in the Unaudited Pro Forma Financial Information to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the consolidated statement of operations, expected to have a continuing impact on the combined results of MACOM and Mindspeed. The following unaudited pro forma condensed combined consolidated statement of operations (Unaudited Pro Forma Statement of Operations) has been prepared assuming the Acquisition had been completed on September 29, 2012, the first day of MACOM’s 2013 fiscal year. The unaudited pro forma condensed combined consolidated balance sheet (Unaudited Pro Forma Balance Sheet) has been computed assuming the Acquisition had been completed on September 27, 2013, the last day of MACOM’s 2013 fiscal year. The Unaudited Pro Forma Financial Information has been adjusted with respect to certain aspects of the Acquisition to reflect:

•	the consummation of the Acquisition;

•	changes in assets and liabilities (as disclosed in more detail below) to record their preliminary estimated fair values at the date of the closing of the Acquisition as required in the purchase price allocation and changes in certain expenses resulting therefrom; and

•	additional indebtedness, including, but not limited to, borrowing from MACOM’s revolving credit facility and interest expense, incurred in connection with the Acquisition.

The Unaudited Pro Forma Financial Information was prepared in accordance with the acquisition method of accounting under accounting principles generally accepted in the United States (US GAAP) and the regulations of the United States Securities and Exchange Commission (SEC), and is not necessarily indicative of the financial position or results of operations that would have occurred if the Acquisition had been completed on the dates indicated, nor is it indicative of the consolidated future operating results or financial position of MACOM. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the Unaudited Pro Forma Financial Information.

The Acquisition purchase price has been preliminarily allocated to the acquired assets and liabilities based upon their preliminary estimated fair values. Any excess purchase price has been allocated to goodwill. The accounting for the Acquisition is dependent upon certain valuations and other studies that have not yet progressed to a stage where there is sufficient information for a definitive measurement. Accordingly, the Unaudited Pro Forma Financial Information has been prepared based upon preliminary estimates. The final amounts recorded for the Acquisition may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed.

The Unaudited Pro Forma Financial Information does not reflect events that may occur after the Acquisition, including, but not limited to, the anticipated realization of ongoing savings from operating synergies. It also does not give effect to certain one-time charges MACOM expects to incur in connection with the Acquisition, including, but not limited to, restructuring charges that are expected to achieve ongoing cost savings and synergies.

M/A-COM Technology Solutions Holdings, Inc.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

As of September 27, 2013

(in thousands)

	M/A-COM Technology Solutions Holdings, Inc.	Mindspeed Technologies, Inc.	Pro Forma Adjustments	Notes (See Note 6)	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$110,446	$25,974	$(75,340)	(a)	$61,080
Accounts receivable, net	62,961	19,633	—		82,594
Inventories	53,995	11,267	18,854	(b)(c)	84,116
Prepaid expenses and other	7,068	4,429	—		11,497
Deferred income taxes	10,404	—	—		10,404

Total current assets	244,874	61,303	(56,486)		249,691
Property, plant and equipment, net	31,563	15,621	2,634	(b)(e)	49,818
Goodwill	3,990	—	10,707	(h)	14,697
Intangible assets, net	17,899	9,677	137,013	(b)(l)	164,589
Deferred income taxes	404	—	64,116	(d)	64,520
Assets held for sale	—	—	8,950	(b)	8,950
Other assets	5,501	4,723	—		10,224

Total assets	$304,231	$91,324	$166,934		$562,489

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,313	$6,999	$11,727	(i)	$44,039
Accrued liabilities and other	16,184	11,130	—		27,314
Deferred revenue	9,030	5,713	(5,713)	(f)	9,030
Short-term debt	—	6,734	226	(g)	6,960

Total current liabilities	50,527	30,576	6,240		87,343
Long-term debt	—	50,832	169,168	(g)	220,000
Warrant liability	11,873	—	—		11,873
Deferred income taxes	1,985	—	(1,985)	(d)	—
Other long-term liabilities	3,022	6,158	—		9,180

Total liabilities	67,407	87,566	173,423		328,396
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	46	434	(434)	(j)	46
Accumulated other comprehensive loss	(167)	(325)	325	(j)	(167)
Additional paid-in capital	357,700	383,309	(381,818)	(j)	359,191
Treasury stock	(330)	—	—		(330)
Accumulated deficit	(120,425)	(379,660)	375,438	(j)	(124,647)

Total stockholders’ equity	236,824	3,758	(6,489)		234,093

Total liabilities and stockholders’ equity	$304,231	$91,324	$166,934		$562,489

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

M/A-COM Technology Solutions Holdings, Inc.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

For the Year Ended September 27, 2013

(in thousands, expect per share amounts)

	M/A-COM Technology Solutions Holdings, Inc.	Mindspeed Technologies, Inc.	Pro Forma Adjustments	Notes (See Note 6)	Pro Forma Combined
Revenue:
Products	$318,718	$145,401	$(13,742)	(k)	$450,377
Intellectual property	—	6,000	—		6,000

Total revenue	318,718	151,401	(13,742)		456,377
Cost of revenue:
Products	179,019	56,859	11,094	(k)(l)(m)	246,972
Asset impairments	—	23,571	(23,571)	(k)	—

Total cost of revenue	179,019	80,430	(12,477)		246,972
Gross profit	139,699	70,971	(1,265)		209,405
Operating expenses:
Research and development	40,631	61,883	(20,371)	(k)(m)	82,143
Selling, general and administrative	50,242	39,102	(611)	(k)(l)(m)	88,733
Goodwill impairment charge	—	57,062	(57,062)	(k)	—
Impairment of intangible assets	—	1,646	(1,646)	(k)	—
Litigation settlement	7,250	—	—		7,250
Contingent consideration	(577)	—	—		(577)
Restructuring charges	950	2,462	—		3,412

Total operating expenses	98,496	162,155	(79,690)		180,961
Income from operations	41,203	(91,184)	78,425		28,444
Other (expense) income:
Warrant liability (expense) gain	(4,312)	—	—		(4,312)
Interest expense	(817)	(5,134)	—		(5,951)
Other income — related party	372	—	—		372
Other income	—	7,557	—		7,557

Other (expense) income, net	(4,757)	2,423	—		(2,334)
Income (loss) before income taxes	36,446	(88,761)	78,425		26,110
Income tax provision	9,135	387	(3,231)	(n)	6,291

Income (loss) from continuing operations	$27,311	$(89,148)	$81,656		$19,819

Net income per share:
Net income per share from continuing operations — basic	$0.59				$0.43

Diluted income per common share:
Net income per share from continuing operations — diluted	$0.58			(o)	$0.42

Shares used to compute net income per common share:
Basic	45,916				45,916

Diluted	47,137			(o)	47,422

See accompanying notes to unaudited condensed combined consolidated financial statements.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL INFORMATION

1. DESCRIPTION OF ACQUISITION

On December 18, 2013 (Acquisition Date), MACOM completed the acquisition of Mindspeed through the Offer by Merger Sub for all of the Shares at the Offer Price, $5.05 per share. Immediately following the Offer, Merger Sub merged with and into Mindspeed, with Mindspeed surviving as a wholly-owned subsidiary of MACOM. At the effective time of the merger, each Share not acquired in the Offer, other than shares held by MACOM, Merger Sub and Mindspeed, and shares of restricted stock assumed by MACOM in the merger, was converted into the right to receive the Offer Price. MACOM funded the Mindspeed Acquisition through the use of available cash and borrowings of $220 million under its revolving credit facility. The aggregate purchase price for the Shares, net of cash acquired, was $232.0 million and MACOM assumed $76.6 million of liabilities of Mindspeed and incurred costs of $4.2 million in connection with the Acquisition.

2. BASIS OF PRESENTATION

The Acquisition is reflected in the Unaudited Pro Forma Financial Information as being accounted for under the acquisition method in accordance with guidance on accounting for business combinations under US GAAP.

MACOM is recognizing all assets acquired and liabilities assumed based upon the fair value of such assets and liabilities measured as of the Acquisition Date. The aggregate purchase price for Mindspeed is being allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the Acquisition Date. A preliminary allocation as of the Acquisition Date follows (in thousands):

Current assets	$53,302
Intangible and other assets	246,088

Total assets acquired	299,390

Current liabilities	31,159
Debt	39,824
Other liabilities	5,595

Total liabilities assumed	76,578

Net assets acquired	222,812
Consideration:
Cash paid upon closing, net of cash acquired	232,028
Fair value of vested awards assumed in acquisition	1,491

Total consideration	233,519

Goodwill	$10,707

In connection with the Acquisition, MACOM assumed all of the outstanding options and all unvested restricted stock awards under Mindspeed’s equity plans and converted such options and stock awards into equivalent MACOM awards under the same general terms and conditions as were in existence with adjustments made to shares and exercise prices, if any, pursuant to a formula stipulated in the terms of the Acquisition. The fair value of the assumed options and stock awards was $4.8 million, of which $1.5 million relates to vested stock options and has been included in the purchase consideration and the remainder relates to unvested stock options and stock awards, which will be expensed as the remaining services are provided.

The purchase accounting is preliminary and subject to completion, including the areas of taxation where a study of the potential utilization of acquired net operating losses is not yet complete, and certain fair value measurements, particularly the finalization of the valuation assessment of the acquired tangible and intangible assets. The adjustments arising from the completion of the outstanding matters may materially affect the preliminary purchase accounting.

In accordance with the guidance on accounting for business combinations, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total acquisition-related transaction costs incurred by MACOM were

$4.2 million and total acquisition-related transaction costs incurred by Mindspeed were $6.0 million. These costs were incurred after September 27, 2013 and are reflected in the Unaudited Pro Forma Balance Sheet as of September 27, 2013 as an adjustment to accounts payable and retained earnings and are excluded from the Unaudited Pro Forma Statement of Operations.

The Unaudited Pro Forma Financial Information does not reflect ongoing cost savings or synergies that MACOM expects to achieve as a result of the Acquisition or the costs necessary to achieve these costs savings or synergies.

The historical balance sheets of both MACOM and Mindspeed used to create the Unaudited Pro Forma Balance Sheet are as of September 27, 2013, the last day of MACOM’s and Mindspeed’s 2013 fiscal year. Both MACOM’s and Mindspeed’s fiscal year ends on the Friday closest to September 30 and consist of 52 or 53 weeks. Fiscal year 2013 for each of MACOM and Mindspeed consisted of 52 weeks.

Certain reclassifications have been made to the historical presentation of MACOM and Mindspeed results to conform to the presentation used in the Unaudited Pro Forma Financial Information. Further review of Mindspeed’s financial statements may result in required reclassifications to Mindspeed’s classifications to conform to MACOM’s. MACOM does not expect that any such reclassifications would be material.

For purposes of estimating the fair value of the assets acquired in the Acquisition, it is assumed that all assets will be used in a manner that represents their highest and best use. The favorable impact of buyer-specific synergies expected to be realized upon consummation of the Acquisition are excluded. The estimated fair values of the most significant acquired intangible assets are based on the estimated amount and timing of projected future cash flows associated with the assets.

The preliminary estimates of fair values and weighted-average useful lives of the intangible assets will likely differ from the final estimates of fair value to be reflected in accounting for the Acquisition, and the difference could have a material impact on the accompanying Unaudited Pro Forma Financial Information. The estimates of fair value and weighted-average useful lives could be impacted by a variety of factors, including legal, regulatory, contractual, competitive, economic or other factors. Increased knowledge about these factors could result in a change to the estimated fair value of Mindspeed’s’ intangible assets and/or to the estimated weighted-average useful lives from what is assumed in the Unaudited Pro Forma Financial Information. In addition, the combined effect of any such changes could result in a significant increase or decrease to the related amortization expense estimates.

The components of the acquired intangible assets on a preliminary basis follow (in thousands):

	Estimated Fair Value	Weighted- Average Estimated Useful Life	Amortization Expense (52 weeks)
Developed technology	$116,930	7 years	$16,704
Customer relationships	11,850	10 years	1,185
In-process research and development	17,910	*	*

	$146,690		$17,889

* The in-process research and development (IPR&D) is an indefinite-lived intangible asset. During development, IPR&D is not subject to amortization and is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value to its carrying amount. If the carrying value exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. Once an IPR&D project is complete, it becomes a definite long-lived intangible asset and is evaluated for impairment in accordance with the MACOM’s policy for long-lived assets. For purposes of the Unaudited Pro Forma Financial Information, no amortization has been estimated.

MACOM and Mindspeed had no material intra-company transactions prior to the Acquisition.

Wireless Business - Prior to completing the Acquisition, Mindspeed announced the proposed sale of assets of its wireless infrastructure business unit (Wireless Business) to a third party. MACOM continued the sales effort upon closing the Acquisition and the sale was completed on February 20, 2014. Since the close of the Acquisition, MACOM has accounted for the assets as held for sale and the operations of the wireless infrastructure business unit as discontinued operations.

In fiscal year 2013, Mindspeed had recorded (i) asset impairments in costs of revenue related to impairments of intellectual property licenses, photomasks and developed technology aggregating $23.6 million, (ii) goodwill impairment of $57.0 million, and (iii) an impairment of customer relationship intangible assets of $1.6 million, all related to the Wireless Business that was sold. These collective asset impairments (Wireless Business Asset Impairments) have been excluded from the Unaudited Pro Forma Statement of Operations as the impairments directly relate to revenue producing activities of the disposed Wireless Business.

3. SIGNIFICANT ACCOUNTING POLICIES

Based upon MACOM’s review of Mindspeed’s summary of significant accounting policies disclosed in Mindspeed’s historical financial statements and discussions with Mindspeed management, the nature and amount of any adjustments to the historical financial statements of Mindspeed to conform their accounting policies to those of MACOM are not expected to be material. Further review of Mindspeed’s accounting policies and financial statements may result in required revisions to Mindspeed’s policies and classifications to conform to MACOM’s.

4. DEBT OBLIGATIONS

MACOM has a revolving credit facility of up to $300.0 million that matures in September 2018. Borrowings under the revolving credit facility bear either a variable interest rate equal to (i) the greater of the lender’s prime rate, the federal funds effective rate plus 0.5%, or an adjusted LIBOR plus 1.0%, in each case plus either an additional 1.00%, 1.25% or 1.50%, subject to certain conditions, or (ii) an adjusted LIBOR rate plus either 2.00%, 2.25% or 2.50%, subject to certain conditions. The revolving credit facility allows for certain indebtedness of Mindspeed to remain outstanding after the consummation of the Acquisition. To partially fund the Acquisition, MACOM drew down $220 million of indebtedness on its revolving credit facility in December 2013. This $220.0 million borrowing has been reflected in the accompanying Unaudited Pro Forma Balance Sheet.

As of September 27, 2013, Mindspeed had the following debt outstanding (in thousands):

6.75% convertible senior notes	$32,000	A
Loan and security agreement with a bank	26,734	B

	58,734
Unamortized discount on convertible notes	(1,168)	A

	57,566
Current portion	6,734

Long-term portion	$50,832

A. 6.75% Convertible Senior Notes - In 2012, Mindspeed issued $32.0 million in aggregate principal amount of 6.75% Convertible Senior Notes due 2017 unless earlier repurchased, redeemed or converted (Convertible Notes). The Convertible Notes were convertible at an initial conversion rate of 256.4103 shares of Mindspeed common stock per $1,000 principal amount, subject to adjustment in certain circumstances. This was equivalent to an initial conversion price of $3.90 per share. If Mindspeed were to undergo certain fundamental changes prior to maturity of the notes, including a change of control, a holder thereof would have the option to require Mindspeed to repurchase for cash all or any portion of such notes at 100% of the principal amount plus a premium (Fundamental Change Premium) equal to accrued and unpaid interest and an amount equal to the value of the Mindspeed common stock the notes were convertible into, exclusive of the principal amount. On or after June 15, 2013, upon conversion and in certain circumstances, holders were eligible to receive a payment (Make-Whole Premium) in cash or, at Mindspeed’s option, stock equal to the sum of the remaining scheduled interest payments.

Immediately prior to the Acquisition Date, holders representing an aggregate of $27.0 million in principal amount of the Convertible Notes elected to convert their notes into 6.9 million shares of Mindspeed common stock (Converted Notes). The holders of the Converted Notes received the Offer Price of $5.05 per Share and a Make-Whole Payment in an aggregate of $5.5 million, aggregating $40.5 million (Converted Notes Value). The holders representing an aggregate of $5.0 million in principal amount of Convertible Notes that did not elect to convert the notes prior to the Acquisition were offered, pursuant to the terms of the Convertible Notes, to be paid an aggregate of $7.0 million (Non-converted Notes Value) to settle the outstanding notes, representing $5.0 million of outstanding principal plus a Fundamental Change Premium of $2.0 million.

The fair value of the Convertible Notes was estimated to be $47.5 million, representing the aggregate amount the holders were eligible to receive in cash as a result of the Acquisition. For purposes of the Unaudited Pro Forma Balance Sheet, the Converted Notes are presented as if the conversion occurred on September 27, 2013 and the Converted Notes Value is reflected as having been paid as of that date. Non-converted Notes Value is reflected as outstanding and currently due as of September 27, 2013 in the Unaudited Pro Forma Balance Sheet.

B. Loan and Security Agreement - Mindspeed entered into a loan and security agreement with a bank on February 6, 2012, as amended, which included: (i) a term loan facility of $15.0 million; and (ii) a revolving credit facility of up to $20.0 million. For purposes of the Unaudited Pro Forma Balance Sheet, the carrying value as of September 27, 2013 was estimated to approximate fair value due to the variable interest rates. The obligations outstanding under the loan and security agreement were paid in full upon the closing of the Acquisition and, accordingly, for purposes of the Unaudited Pro Forma Balance Sheet, the outstanding balances under the loan and security agreement are presented as if paid as of that date.

For purposes of presenting the Unaudited Pro Forma Statement of Operations, had (i) the proceeds from MACOM’s revolving credit facility of $220.0 million used to partially fund the Acquisition been outstanding for all of fiscal year 2013 and (ii) all of Mindspeed’s debt obligations been settled as of the first day of fiscal 2013, the resulting interest expense on a pro forma basis would not have been materially different from the amount derived from combining each company’s actual reported interest expense in fiscal year 2013. Accordingly, no adjustment has been made to interest expense in the accompanying Unaudited Pro Forma Statement of Operations.

5. INCOME TAXES

At the date Acquisition Date, Mindspeed had, on a preliminary basis, federal net operating loss (NOL) carryforwards of approximately $683.7 million, which will expire at various dates through 2033, and federal research and development tax credit carryforwards of $19.5 million.

Mindspeed recorded a full valuation allowance against its outstanding net deferred tax assets, including those arising from the NOL and development tax credit carryforwards, as of September 27, 2013 due to its history of losses. In connection with the Acquisition, MACOM expects to be able to utilize a portion of the NOL and development tax credit carryforwards. Both the NOL and the tax credits are subject to change-in-control limitations within the Internal Revenue Code and, accordingly, these carryforwards were reduced to $292.7 million, the estimated realizable amount by MACOM post Acquisition, after consideration of the limitations. Mindspeed also had other deferred tax assets that were fully reserved by Mindspeed that are estimated to be realizable by MACOM post Acquisition. The Acquisition also resulted in the acquisition of intangible and other assets with different book and tax bases that gave rise to a net deferred income tax liability of $60.7 million. A valuation allowance of $16.8 million was also recorded to reduce the overall net deferred tax assets to estimated realizable value. The following is a summary of the preliminary estimate of net deferred income tax assets:

Federal and foreign net operating losses and credits	$102,461
Other, net	41,131
Deferred tax liability resulting from Acquisition	(60,710)
Valuation allowance	(16,781)

Deferred tax asset, net	$66,101

The following represents the estimated deferred income tax liability to be recorded by MACOM as part of the accounting for the Acquisition. The pro forma adjustment to record deferred taxes as part of the accounting for the Acquisition was computed as follows:

Estimated fair value adjustment of identifiable intangible assets acquired	$146,690
Estimated fair value adjustment of inventory acquired	20,344
Estimated fair value adjustment of property, plant and equipment acquired	6,422

Total estimated fair value adjustments of net assets acquired	$173,456

Net deferred tax liabilities associated with the estimated fair value adjustments of net assets acquired, at 35.0%	$60,710

For purposes of the Unaudited Pro Forma Financial Information, the United States federal statutory tax rate of 35% has been used for all periods presented. This rate does not reflect MACOM’s effective tax rate, which includes other tax items, such as state and foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company. MACOM intends to permanently reinvest the international earnings of Mindspeed and, accordingly, has not recorded deferred taxes on these amounts.

6. UNAUDITED PRO FORMA ADJUSTMENTS

The following is a summary of the adjustments made to the Unaudited Pro Forma Financial Information as of and for the period ended September 27, 2013 and should be read in conjunction with Notes 1 through 5 above.

(a)	Reflects a reduction of cash for use in acquiring the Shares in the Acquisition and repayment of Mindspeed debt at closing.

(b)	To reflect the assets of the Wireless Business as held for sale due to MACOM’s exit of those revenue producing activities, the following pro forma adjustments were made (in thousands):

Wireless Business intangible assets	$3,672
Wireless Business inventories	1,490
Wireless Business property and equipment	3,788

Wireless Business assets as held for sale	$8,950

(c)	To reflect an increase of $20.3 million to Mindspeed’s inventories to estimated net realizable value, which has been estimated to be sales price less cost to sell plus a reasonable margin for selling effort. In addition, as MACOM sells the acquired inventory, its cost of revenue will reflect the increased valuation of Mindspeed’s inventory, which will temporarily reduce MACOM’s gross margin. This impact to gross margin is considered to be non-recurring and, as such, is not included in the Unaudited Pro Forma Statement of Operations.

(d)	To reflect the following adjustments to Mindspeed’s net deferred income taxes (in thousands):

Net deferred income tax asset arising from the Acquisition	$66,101
Reclassification of MACOM long-term deferred income tax asset	(1,985)

$64,116

(e)	To reflect an increase of $6.4 million to Mindspeed’s property and equipment to estimated fair value, which has been estimated using the replacement cost method.

(f)	To reflect a decrease of $5.7 million to Mindspeed’s deferred revenue to estimated fair value.

(g)	To reflect the conversion and/or payoff of all Mindspeed long-term debt with proceeds from MACOM’s revolving credit facility of $220.0 million. In addition, the Mindspeed short-term debt was increased by $226,000 to reflect estimated fair value.

(h)	To record the resulting goodwill from the Acquisition.

(i)	To record the direct Acquisition costs incurred by MACOM and Mindspeed as an increase in accounts payable.

(j)	To reflect the consolidation of Mindspeed’s net assets, the following pro forma adjustments were made (in thousands):

Remove Mindspeed common stock	$(434)
Remove Mindspeed accumulated other comprehensive loss	325
Remove Mindspeed additional paid-in capital	(383,309)
Remove Mindspeed accumulated deficit	379,660

Net assets	$(3,758)

In addition, the following other adjustments were made to the equity accounts (in thousands):

Record additional paid in capital for the fair value of vested share-based compensation awards assumed by MACOM	$1,491
Reflect MACOM’s direct acquisition costs as an increase to accumulated deficit	(4,222)

(k)	To reflect the impact of MACOM’s exit of the Wireless Business and those revenue producing activities, the following pro forma adjustments were made to remove the direct revenue and expenses of the Wireless Business (in thousands):

Remove Wireless Business revenue	$(13,742)
Remove Wireless Business cost of revenue	(6,287)
Remove Wireless Business asset impairment	(23,571)
Remove Wireless Business research and development expense	(21,181)
Remove Wireless Business selling, general and administrative expense	(1,913)
Remove Wireless Business goodwill impairment charge	(57,062)
Remove Wireless Business impairment of intangible assets	(1,646)

Only the direct revenue, costs and expenses of the Wireless Business have been removed for the purposes of the pro forma presentation due to the planned exit by MACOM of those revenue producing activities. Other costs and expenses of the Wireless Business, including the allocation of corporate costs and other indirect costs have not been removed and, accordingly, the reflection of the costs and expenses of the Wireless Business for the year ended September 27, 2013 may vary materially from actual should such business have operated independently from the entire entity.

(l)	To record intangible assets to reflect the $146.7 million of intangible assets acquired in the Acquisition. The Unaudited Pro Forma Statement of Operations reflects the incremental amortization from the acquired intangible assets as follows (in thousands):

Cost of revenue	$16,704
Selling, general and administrative	1,185

(m)	To reflect the incremental depreciation expense resulting from the increase to fair value of the Mindspeed property and equipment based upon the estimated weighted average useful lives of four years (in thousands):

Cost of revenue	$677
Research and development	810
Selling, general and administrative	117

(n)	To reflect the pro forma adjustments at the U.S. Federal statutory tax rate of 35%. In addition, also reflects the assumed reversal of Mindspeed’s valuation allowance against net deferred tax assets as of September 29, 2012 due to MACOM’s expected realization of such deferred tax assets. A summary of the pro forma income tax adjustments follows (in thousands):

Mindspeed recorded loss before income taxes	$(88,761)
Pro forma adjustments to loss before income taxes	78,425

Adjusted Mindspeed loss before income taxes	(10,336)
U.S. federal statutory income tax rate	35%

Pro forma income tax adjustment	(3,618)
As recorded Mindspeed income tax provision	387

$(3,231)

(o)	To reflect 285,000 additional shares of MACOM common stock equivalents as a result of assuming Mindspeed stock options and stock awards in the Acquisition.